                                                                  EXHIBIT 10.13



                                 S3 INCORPORATED
                                 P. O. BOX 58058
                           2801 MISSION COLLEGE BLVD.
                           SANTA CLARA, CA 95052-8058
                            TELEPHONE: (408) 588-8000
                            FACSIMILE: (408) 980-5445



                                October 30, 1998


Mr. Kenneth Potashner
16452 Avenida de los Olivos
Rancho Santa Fe, CA 92067

Dear Ken:

         This letter agreement (the "Agreement") sets forth the terms and conditions of your employment with S3 Incorporated (the "Company").

         In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

         1. Employment. Commencing as of October 30, 1998 (the "Effective Date") and during the Term, you will be employed on a full-time basis as President and Chief Executive Officer of the Company. The Company's Board of Directors (the "Board") has also elected you to serve as a director and as its Chairman, effective as of such date. During the Term, you will be given such duties, responsibilities and authority as are appropriate to such positions. During the Term, you will perform and discharge well and faithfully such duties for the Company as are set forth in the bylaws of the Company regarding its Chairman of the Board, President and Chief Executive Officer and such other duties relating to the Company's business, administration and policies as may be reasonably assigned or requested from time to time by the Company's Board of Directors (the "Board"). You will devote your full working time, attention and efforts to the affairs of the Company during the Term; provided, however, (i) you may continue to serve as a member of the Board of Directors of Maxwell Technologies, Inc. ("Maxwell") during your employment with the Company, and (ii) you may provide transition services of limited duration to Maxwell following the termination of your employment with Maxwell, provided that such services will in no event interfere in any material respect with your obligations to provide full-time services to the Company. You agree and understand that your obligations to the Company under this Agreement will require your highest level of attention and commitment.

         2. Term. The term of this Agreement will commence on the Effective Date and will continue for three years thereafter, unless earlier terminated as provided herein (the "Term"). Either you or the Company can terminate your employment hereunder, and your services as an officer and employee of the Company and Chairman of its Board, at any time and for any reason, with or without cause and with or without notice. Under certain circumstances you will be entitled to certain payments and other consideration on such termination, pursuant to the terms and provisions of paragraph 10 below.
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Mr. Kenneth Potashner
October 30, 1998
Page 2


         3. Base Salary. For your services to the Company, you will be paid a base salary, payable in accordance with the Company's usual payroll practices during your full-time employment as President and Chief Executive Officer, at an annualized rate of $500,000 per year. The Board may, in its sole discretion, increase but not decrease, your base salary each year after review of your performance.

         4. Regular Bonus. You will be eligible to receive an annual bonus of up to 200% of your base salary subject to your achievement of performance goals to be mutually determined and your continued full-time employment as President and Chief Executive Officer though the end of each relevant bonus period (typically, a calendar year). The performance goals for the first year will be determined in the first three months following the Effective Date. Your minimum bonus payable immediately following the first anniversary of the Effective Date will be $250,000. No minimum bonus shall be payable with respect to other periods.

         5. Definitions. For purposes of this Agreement:

         "Change in Control" means: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets. A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

         "Cause" for termination of your employment with the Company will exist when one or more of the following events has occurred: (i) your fraud or criminal conduct affecting your employment or toward the Company, (ii) your willful gross misconduct, willful gross neglect of duties or failure to act which materially and adversely affects the business of the Company, or (iii) your engaging in any activity in competition with Company in a material manner (excluding a less than 5% investment in any public company, and excluding your ongoing services as a director of Maxwell if it remains in substantially the same business or another business that does not compete with the Company).

         "Constructive Termination" means your termination of your employment with the Company following the occurrence, without your written consent, of one or more of the following events: (i) a diminution in your duties or the assignment to you of duties which are materially inconsistent with your position or which significantly impair your ability to function in your then current position, provided that you provide notice of your objection in writing to such diminution or assignment and the Company fails to rescind the same within two
(2) weeks after receipt of your notice; (ii) a reduction in compensation or material reduction in benefits under this Agreement, which reduction is not cured within two (2) weeks following written notice thereof from you; (iii) the Company's requiring you to relocate your residence without your prior written consent from the San Francisco Bay Area, or from any other area to which


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Mr. Kenneth Potashner
October 30, 1998
Page 3



you may voluntarily move with the Company's prior written consent during the Term; or (iv) the unconsented (by you) relocation of the principal place for the rendering of services hereunder to a location more than fifty (50) miles from the present location of the principal executive office of Company.

None of the foregoing will constitute a Constructive Termination to the extent mutually agreed upon in writing by you and the Company in advance of the occurrence thereof. A Constructive Termination will be treated as an involuntary termination by the Company without Cause.

         "Disability" means your failure to effectively discharge your duties and to render the services required hereunder due to physical or mental injury, illness or disability for six (6) or more consecutive months or for more than six (6) months in the aggregate during any period of twelve (12) calendar months following the commencement of employment hereunder.

         6. Stock Options. You will be granted two stock options. First, you will be granted a nonstatutory stock option (the "1,500,000 Share Option"), in substantially the form of Exhibit A attached hereto, to purchase 1,500,000 shares of the Common Stock of the Company (the "Common Stock") with an exercise price per share equal to the closing price of the Common Stock on the Effective Date. The 1,500,000 Share Option will be fully vested and exercisable upon the earliest of (i) the six month anniversary of the Effective Date if you are then employed by the Company on a full-time basis, (ii) upon the consummation of a Change in Control if you are employed by the Company immediately prior to such Change in Control on a full-time basis, (iii) the Company's termination of your full-time employment without Cause, or (iv) a Constructive Termination. The 1,500,000 Share Option will terminate on the earlier of the third anniversary of the Effective Date (the Payment Date defined in Section 7 below) or 90 days after termination of your full-time employment by the Company.

         Second, you will be granted an incentive stock option (to the extent incentive stock option treatment is available under the annual $100,000 limit of
Section 422(d) of the Internal Revenue Code) in substantially the form attached hereto as Exhibit B to purchase 3,000,000 shares of the Common Stock (the "3,000,000 Share Option") with an exercise price per share equal to the closing price of the Common Stock on the Effective Date. An example of the effect of
Section 422(d) of the Internal Revenue Code is set forth on Exhibit C. Subject to the provisions of paragraph 10(b)(iii) and 10(c)(iii) below (which provide for vesting continuation under certain circumstances following a termination without Cause or by Constructive Termination) the 3,000,000 Share Option will vest and become fully exercisable as to 750,000 shares on the first anniversary of the Effective Date if you are then employed by the Company on a full-time basis, and so long as you are so employed by the Company will vest thereafter in equal monthly installments of 62,500 shares, resulting in full vesting in four years if you are still employed on a full-time basis by the Company on the fourth anniversary of the Effective Date. Subject to the aforesaid provisions of paragraph 10(b)(iii) and 10(c)(iii), the 3,000,000 Share Option will terminate on the earlier of the tenth anniversary of the Effective Date or 90 days after termination of your full-time employment by the Company.

         7. Special Cash Bonus. On the third anniversary of the Effective Date (or, if applicable, on the date specified in Section 10) (the "Payment Date") you will be paid a "Special Cash Bonus" if:
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Mr. Kenneth Potashner
October 30, 1998
Page 4


         (a) Minimum Per Share Spread Not Achieved at End of Applicable Term. The average closing price of the Common Stock over the last 10 trading days immediately preceding the Payment Date is less than the sum of:
         (i) $4.67 ($7,000,000 divided by 1,500,000) plus (ii) the exercise price per share of the 1,500,000 Share Option; and

         (b) Minimum Per Share Spread Not Achieved During Each 10-day Period During Three-Year Term. The average closing price of the Common Stock during each and every 10 trading day period that occurs during an open officers' trading window and that commences six months after the Effective Date and ends on or before the Payment Date is less than the sum of (i) $4.67 ($7,000,000 divided by 1,500,000) plus (ii) the exercise price per share of the 1,500,000 Share Option. See Exhibit C for an example of this paragraph (b). For this purpose, an "open officers' trading window" means a period during which officers of the Company are permitted to trade in the Company's Common Stock under the Company's insider trading policy; and

         (c) No Hedging. You do not engage in any hedging transaction with respect to the Common Stock prior to the date the Special Cash Bonus would otherwise be payable. A hedging transaction for these purposes shall mean any transaction (other than the exercise of the options and any subsequent sale of any of the Common Stock issued upon exercise thereof) which offsets or reduces or is intended to offset or reduce, in whole or in part, any risk that the value of the Common Stock will decline, including but not limited to a short sale, hedging options and swaps, selling calls, costless calls (i.e., selling puts and using the proceeds to buy calls), pledging of shares of Company common stock to secure a loan on a nonrecourse (to your other assets) basis, or an equity swap; and

         (d) Employed For Three Years or Certain Terminations. Either (i) you are still employed by the Company on a full-time basis as its Chief Executive Officer and President on the day prior to the Payment Date, or (ii) your employment is terminated by the Company prior to the Payment Date without Cause or by Constructive Termination.

         The Special Cash Bonus, if payable, will be equal to $7,000,000, less the sum of:

                  (i) the number of shares subject to the unexercised portion of the 1,500,000 Share Option, multiplied by the excess of the average closing price of the Common Stock over the 10 trading days immediately preceding the Payment Date over the exercise price per share of the 1,500,000 Share Option; and

                  (ii) the greater of (x) the amount of any net built-in gain (closing price on the date(s) of exercise over exercise price(s)) on any portions of the 1,500,000 Share Option which you exercised prior to the Payment Date and (y) the number of shares that have been issued under the exercised portion of the 1,500,000 Share Option, multiplied by the excess of the average closing price of the Common Stock over the 10 trading days

Mr. Kenneth Potashner
October 30, 1998
Page 5



                           immediately preceding the Payment Date over the exercise price per share of the 1,500,000 Share Option.

         The Special Cash Bonus will be payable through net exercise of the 1,500,000 Share Option (with the excess of the closing price of the Common Stock on the trading day immediately preceding the Payment Date over the aggregate exercise price for such shares being applied to reduce on a dollar for dollar basis the Special Cash Bonus otherwise payable), and a lump sum cash payment by the Company of the remainder of the Special Cash Bonus. All references to "closing price" in this Agreement shall refer to such price on the applicable day as quoted in the Wall Street Journal.

         (e) Rabbi Trust. In the event the cash and cash equivalents held by the Company (determined in accordance with Generally Accepted Accounting Principles) are valued at $25 million or less, the Company shall immediately contribute $7,000,000 to a rabbi trust established for your benefit. The rabbi trust shall be in substantially the form of the model rabbi trust prepared by the Internal Revenue Service and shall be trusteed by a bank trustee. The Special Cash Bonus shall be the sole benefit payable from such rabbi trust; provided that the Company may, at its sole discretion, pay the Special Cash Bonus from other sources, in which event the assets of the rabbi trust shall revert to the Company. In no event shall the Special Cash Bonus paid to you from the rabbi trust exceed the amounts due under paragraph (d) above after taking into account the net exercise of the 1,500,000 Share Option. The rabbi trust shall terminate following payment of the Special Cash Bonus, and any remainder left in the rabbi trust following payment of the Special Cash Bonus shall revert to the Company.

         8. Relocation Assistance. Your primary residence is located in Southern California. You will move your primary residence to the San Francisco Bay Area by July 1, 1999. Until the relocation of your primary residence, the Company will reimburse you for all reasonable travel expenses incurred in commuting from your residence in Southern California to the Company's offices to provide services hereunder, as well as the reasonable costs of maintaining a second residence and a leased car in the San Francisco Bay Area, including up to two trips a month for your family to the Bay Area. The Company will pay for your reasonable moving expenses attributable to the relocation of your primary residence to the San Francisco Bay Area. After you move your residence to the San Francisco Bay Area, the Company shall not require you to relocate your residence from the San Francisco Bay Area without your prior written consent, or from any other area to which you may voluntarily move with the Company's prior written consent during the Term. The Company shall not be required to pay all or any part of the cost of your new residence in the San Francisco Bay Area. In addition, the Company will pay you a tax gross-up payment in an amount sufficient to ensure that you do not incur any net income tax liability due to the payments described in this Section 8.

         9. Employee Benefit Programs. Commencing on the Effective Date, and during the period of your full-time employment, you will be entitled to participate in all Company employee benefit plans and compensation and perquisite programs made available to the Company's executives or salaried employees generally, including the Company's Employee Stock Purchase Plan, 401(k) Plan and Executive Deferred Compensation Plan. You will be entitled to reimbursement of reasonable work-related expenses. You will be entitled to four weeks of paid vacation per year, provided that you will not accrue unused vacation of more

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Mr. Kenneth Potashner
October 30, 1998
Page 6



than eight weeks. You will be paid for unused vacation time.

         10. Consequences of Termination of Employment.

         (a) Involuntary Termination By Company For Cause. In the event the Company terminates your full-time employment during the term of this Agreement for Cause, you will be entitled to any unpaid salary, bonus and vacation due you pursuant to paragraphs 3, 4 and 9 above through the date of termination and you will be entitled to no other compensation from the Company.

         (b) Involuntary Termination (i) By Company Without Cause or (ii) by Constructive Termination - Before Change in Control. In the event either (i) the Company terminates your full-time employment without Cause during the Term and before the consummation of a Change in Control or (ii) your employment is terminated during the Term and before the consummation of a Change in Control by Constructive Termination, you will be entitled to the following:

         (i) the Company will pay you any unpaid salary, bonus and vacation due you pursuant to paragraphs 3, 4 and 9 above through the date of termination. For 12 months thereafter, your base salary and benefits will continue, and each month during that 12-month period you will be paid 1/12th of the maximum (200% of base salary) regular bonus payable under paragraph 4;

         (ii) the 1,500,000 Share Option will be fully vested and exercisable, as set forth in paragraph 6 above;

         (iii) the 3,000,000 Share Option will continue to vest during the 12-month compensation and benefit continuation period, subject to your provision, if requested to do so by the Company, of consulting services to the Company and your agreement to, and compliance with, nonsolicitation and noncompetition agreements in favor of the Company (substantially in the form attached as Exhibit E) during such 12-month period. The 3,000,000 Share Option, in such event shall terminate 90 days after the end of such vesting continuation period; and

         (iv) the Special Cash Bonus will be paid as set forth in paragraph 7 above, provided that the amount of the Special Cash Bonus will be calculated as of the date of termination of your full-time employment and paid three business days after such termination (and such payment date will be deemed the "Payment Date"). The net exercise value of the 1,500,000 Share Option shall, for purposes of determining the amount of Special Cash Bonus payable, if any, be determined based on the closing price of the Common Stock on the trading day immediately preceding the date of termination of your full-time employment.

         (c) Involuntary Termination (i) By Company Without Cause or (ii) by Constructive Termination - Upon or After Change in Control. In the event either
(i) the Company terminates your employment without Cause during the Term upon or after the consummation of a Change

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Mr. Kenneth Potashner
October 30, 1998
Page 7


in Control or (ii) your employment is terminated during the Term on or after the consummation of a Change in Control of a Constructive Termination, you will be entitled to the following:

         (i) the Company will pay you any unpaid salary, bonus and vacation due you pursuant to paragraphs 3, 4 and 9 above through the date of termination. For 18 months thereafter, your base salary and benefits will continue, and each month during that 18-month period you will be paid 1/12th of the maximum (200% of base salary) regular bonus payable under paragraph 4;

         (ii) the 1,500,000 Share Option will be fully vested and exercisable, as set forth in paragraph 6 above;

         (iii) the 3,000,000 Share Option will continue to vest as follows: if the termination precedes the second anniversary of the Effective Date, the 3,000,000 Share Option will continue to vest over the 18-month compensation and benefit continuation period, subject to your provision, if requested to do so, of consulting services to the Company and your agreement to, and compliance with, nonsolicitation and noncompetition agreements in favor of the Company (substantially in the form attached as Exhibit E) during the 18-month period. If the termination is on or after the second anniversary of the Effective Date, the 3,000,000 Share Option will continue to vest over the 18-month compensation and benefit continuation period, subject to your provision, if requested to do so, of consulting services to the Company and your agreement to, and compliance with, nonsolicitation and noncompetition agreements in favor of the Company (substantially in the form attached as Exhibit E) during the 18-month period, and any portion of the 3,000,000 Share Option that would not vest during the 18-month continuation period will be fully vested at the date of termination. The 3,000,000 Share Option in either event would terminate 90 days after the end of such vesting continuation period;

         (iv) the Special Cash Bonus will be paid as set forth in paragraph 7 above, provided that the amount of the Special Cash Bonus will be calculated as of the date of termination of your full-time employment and paid three business days after such termination (and such payment date will be deemed the "Payment Date"). The net exercise value of the 1,500,000 Share Option shall, for purposes of determining the amount of Special Cash Bonus payable, if any, be determined based on the closing price of the Common Stock on the trading day immediately preceding the date of termination of your full-time employment; and

         (v) you will be paid an additional payment equal to the excess, if any, of (x) $10,000,000, over (y) the Special Cash Bonus, plus the total salary and bonus continuation payments payable pursuant to clause (i) of paragraph 10(c), plus the net exercise value of the 3,000,000 Share Option (including any exercised portion thereof). Net exercise value for these purposes will be determined by taking any built-in gain (greater of closing price on the date of exercise or closing price on your termination of full-time employment over exercise price) on any portion of the 3,000,000 Share Option which you exercised prior to the

Mr. Kenneth Potashner
October 30, 1998
Page 8



                  termination date of your full-time employment, and adding thereto the product of the number of shares of Common Stock that are still subject to the 3,000,000 Share Option times the excess of the closing price of the Common Stock on the last trading day immediately preceding your termination of full-time employment over the exercise price per share of the 3,000,000 Share Option. If the amount referenced in (y) exceeds $10,000,000, the Company will have no claim to the excess and you shall have no rights to any payments pursuant to this clause (v).

         (d) Voluntary Termination, Death or Disability. In the event you terminate your employment with the Company of your own volition (other than a Constructive Termination) or as a result of death or Disability, such termination will have the same consequences as a termination for Cause.

         (e) Examples. Examples of the operation of this paragraph 10 and paragraph 7 are attached hereto as Exhibit C.

         11. Conditions to Receipt of Payments and Benefits.

         (a) Release of Claims. As a condition to the receipt of any the payments and other consideration described in paragraph 10, you must execute and deliver to the Company a full and complete release and covenant not to sue substantially in the form of Exhibit F (the "Release") of all past, present and future claims you may have against the Company or any of its officers, directors, shareholders, employees, consultants and agents arising directly or indirectly from your employment relationship with the Company, this Agreement or any act or omission predating the execution of the Release and thereafter take no action to void or otherwise limit or terminate the Release within any applicable statutory periods providing such rights.

         (b) Proprietary Information. In view of your position and access to proprietary information, as a condition to the receipt of payments and other consideration described in this Agreement, during the term of your employment by the Company you will not, without the Company's written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent or stockholder (other than a less than 5% stockholder of a publicly traded company) (i) engage in any activity which is in competition with the business, the products or services of the Company, (ii) solicit any of the Company's employees, consultants or customers, (iii) hire any of the Company's employees or consultants in an unlawful manner or actively encourage employees or consultants to leave the Company, or (iv) otherwise breach your proprietary information obligations. You agree to execute and comply with the Company's standard form of Proprietary Information and Inventions Agreement, attached as Exhibit D as a condition to receipt of any payments or other consideration under this Agreement.

         12. Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be

Mr. Kenneth Potashner
October 30, 1998
Page 9


assigned or transferred except by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company's obligations under this Agreement contractually or as a matter of law.

         13. Notice. Any notice to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered upon service, if served personally, or three days after deposit in the United States Mail, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, addressed to the other party at the address set forth herein, or such other address as may be designated in accordance herewith:

If to you:                                      Kenneth Potashner
                                                16452 Avenida de los Olivos
                                                Rancho Santa Fe, CA 92067

with a copy to his counsel
    at:                                         Deidra Schneider
                                                Latham & Watkins
                                                701 B Street, Suite 2100
                                                San Diego, CA 92101-8197

If to the Company:                              S3 Incorporated
                                                2801 Mission College Boulevard
                                                P. O. Box 58058
                                                Santa Clara, CA

with a copy to its counsel
    at:                                         Jorge del Calvo, Esq.
                                                Pillsbury Madison & Sutro LLP
                                                2550 Hanover Street
                                                Palo Alto, CA 94304

         14. Dispute Resolution. Any disputes between you and the Company, including but not limited to disputes arising out of or related to the Agreement and disputes arising out of or related to the agreements evidencing your Company stock options, shall be resolved by using the following procedures, except that paragraphs (c) and (d) will not be followed in cases where the law specifically forbids the use of arbitration as a final and binding remedy, or where paragraph
(d) below specifically allows a different remedy.

         (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

         (b) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to nonbinding mediation before a mediator to be jointly selected by the

Mr. Kenneth Potashner
October 30, 1998
Page 10


parties. The Company will pay the cost of the mediation.

         (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list. The arbitrator shall have the authority to determine whether the conduct complained of in paragraph (a) violates the rights of the complaining party and, if so, to grant any relief authorized by law; subject to the exclusions of paragraph (d) below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement.

         The hearing shall be transcribed. The Company shall bear the costs of the arbitration if you prevail. If the Company prevails, you will pay half the cost of the arbitration. The prevailing party in the arbitration shall be entitled to recover from the other party his or its reasonable attorney fees and its costs incurred in connnection with the arbitration, as determined by the arbitrator.

         (d) Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided however, that either party may bring an action, including but not limited to an action for injunctive relief, in a court of competent jurisdiction, regarding or related to matters involving the Company's confidential, proprietary or trade secret information, or regarding or related to inventions that the you may claim to have developed prior to joining the Company or after joining the Company, pursuant to California Labor Code 2870. The parties further agree that for violations of my confidential, proprietary information or trade secret obligations which the parties have elected to submit to arbitration, the Company retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

         15. Governing Law. This Agreement will be deemed a contract made under, and for all purposes will be construed in accordance with, the laws of California applicable to contracts between California residents and wholly to be performed in California, notwithstanding California, without regard to California choice of law provisions or principles of conflicts of law.

         16. Withholding. Anything to the contrary notwithstanding, following the Effective Date all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

Mr. Kenneth Potashner
October 30, 1998
Page 11


         17. Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement together with all Exhibits thereto, contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

         18. Miscellaneous. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Board in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

         The offer made by this letter will terminate if you do not return a signed copy of this letter by ______________, 1998.

                                 Sincerely,

                                 S3 Incorporated



                                 By
                                    -------------------------------------------
                                 Its
                                    -------------------------------------------


ACKNOWLEDGED AND AGREED:



   /s/ Kenneth Potashner
------------------------------
       Kenneth Potashner

Dated: October 30, 1998
       ----------------

                                    EXHIBIT C

                                    EXAMPLES


I.  $100,000 LIMITATION ON INCENTIVE STOCK OPTIONS

Internal Revenue Code section 422(d) states that to the extent the aggregate fair market value of an incentive stock option ("ISO") that first becomes exercisable in a calendar year exceeds $100,000 in a given year, the option will not be an ISO. For this purpose, the fair market value is determined on the date of grant (which, for an ISO, cannot precede the first day of employment).

For example, if the 3,000,000 Share Option is granted on November 2, 1998, and the fair market value of a share of Company common stock on that date is $3.50, then the portion of the 3,000,000 Share Option that will be an ISO will be as follows:

         * Of the 750,000 shares vesting on 11/2/99, 28,571 shares ($100,000 divided by $3.50) will be ISOs;

         *        No other shares vesting in 1999 will be ISOs;

         * The first 28,571 shares vesting in each subsequent calendar year will be ISOs.


II.  SPECIAL CASH BONUS

Assumptions

1,500,000 Share Option has $3.00 exercise price
Closing price @ 1-year anniversary, and for preceding 10 trading days, is $4.00 Closing price @ 2-year anniversary, and for preceding 10 trading days, is $5.00 Closing price @ 3-year anniversary, and for preceding 10 trading days, is $6.00


Threshold Conditions to Payment of Special Cash Bonus

         - Average closing price over last 10 trading days in 3-year term is less than $7.67 ($4.67 plus $3.00)

         - During each and every 10 trading day period that occurs in an open officers trading window, the average closing price is less than $7.67.

         -        No hedging transactions

         -        Employed on a full-time basis @ 3 year anniversary.

Amount of Special Cash Bonus

Example 1       -     No Option Exercise;
                      Special Cash Bonus payable @ 3-year anniversary

        Special Cash Bonus = $7,000,000
                       - 1,500,000 x ($6.00 - $3.00)
                -----------------------------------
                       = $2,500,000

Example 2       -     No Option Exercise;
                      Terminated Without Cause @ 2-year anniversary
                      Special Cash Bonus payable @ termination

        Special Cash Bonus = $7,000,000
                       - 1,500,000 x ($5.00 - $3.00)
                -----------------------------------
                       = $4,000,000


Example 3       -     Option exercised @ 2-year anniversary for 400,000 Shares;
                      Special Cash Bonus payable @ 3-year anniversary

        Special Cash Bonus = $7,000,000
                       - 1,100,000 x ($6.00 - $3.00)
                       - greater of:
                            (i) 400,000 x ($5.00-$3.00); or
                           (ii)400,000 x ($6.00-$3.00) - 1,200,000
                 -------------------------------------------------
                       = $2,500,000

Note that the formula results in the same bonus, whether you exercise or not, unless the closing price is higher at exercise than the closing price at payment of the Special Cash Bonus.


III.  SECTION 7(b) CRITERION

Assume an exercise price per share of $3.50 per share for the 1,500,000 Share Option. Assume further that during every 10 trading day period occurring during an open trading window, the average closing price per share is less than $ 8.17 (the sum of $3.50 and $4.67). Section 7(b) shall not bar the payment of the Special Cash Bonus.

Assume now the same facts, but during one 10 trading day period occurring during an open trading window, the average closing price is $8.25. No Special Cash Bonus will be payable.


IV.     SECTION 10(c)(v) PAYMENT

Assumptions 3,000,000 Share Option exercise price is $3.00
                    Total Salary and Bonus Continuation is $2,250,000 (18 months @ 500,000 + 200% bonus)

Example 1:        3,000,000 Share Option is not exercised. Closing price on
                  last trading day preceding termination is $5.00. At this price, the Special Cash Bonus is approximately $4,000,000.

        The Section 10(c)(v) payment will be:

                            $10,000,000
                less        $4,000,000(option bonus)
                less        $2,250,000(salary and bonus continuation) [constant]
                less         3,000,000 x ($5.00 - $3.00)
                            ----------------------------------------------------

                            (negative number)

                No Section 10(c)(v) payment will be made.


Example 2       -     Same facts as 1, except that the closing price is $6.00,
                      so the Special Cash Bonus will be $2,500,000.


                          $10,000,000
                less        2,500,000
                less        2,250,000
                less        9,000,000
                          -----------
                      (negative number)

                No Section 10(c)(v) payment will be made.

Example 3:      Same facts as 2, except that the closing price is $1.00.
                The Special Cash Bonus will be $7,000,000.

                           $10,000,000
                less        $7,000,000(option bonus)
                less        $2,250,000(salary/bonus continuation)
                less         3,000,000x ($1.00-$3.00) = 0 (built-in gain)
                           -----------------------------------------------
                          $750,000

                The Section 10(c)(v) payment will be $750,000.

                                   EXHIBIT D

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT